UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former name or former address, if changed since last year)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 29, 2009, Mr. Richard L. Postma has been appointed to the Board of Directors of Macatawa Bank Corporation (the "Corporation"). Mr. Postma has also been appointed to the position of Chairman of the Board of Directors in which position he is not an officer of the Corporation. Mr. Postma has not yet been appointed to any committees of the Corporation's Board of Directors.

Mr. Postma is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding pursuant to which Mr. Postma was selected as a director.

Mr. Postma will be entitled to receive compensation for his duties consistent with the compensation paid to other directors as described in the Corporation's Proxy Statement for the April 23, 2009 annual meeting.

Mr. Robert DenHerder resigned as Chairman of the Board of Directors and will continue to serve as a director of the Corporation. Mr. DenHerder's resignation from his position as Chairman of the Board of Directors was not due to any disagreement with the Corporation on any matter relating to the Company's operations, policies or practices.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Corporation amended Section 5.1 of its Bylaws effective October 29, 2009.

As previously in effect, Article V of the Corporation's Bylaws in Section 5.1 stated that the Chairman of the Board was considered to be an officer of the Corporation.

As amended, the Bylaws continue to authorize the Board of Directors to appoint a Chairman from among the members of the Board of Directors, but state that the Chairman of the Board is not an officer or executive officer of the Corporation unless he or she has also been appointed president or chief executive officer or otherwise appointed or designated as an officer of the Corporation by the Board of Directors.

Item 9.01	Financial Statements and Exhibits

Exhibit 3.1	Bylaw Amendment

Exhibit 99.1	Press Release dated November 3, 2009

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2009	MACATAWA BANK CORPORATION (Registrant) By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer